FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282944-05

NEW ISSUE CMBS:	BANK 2026-BNK52
CO-LEAD MANAGERS & BOOKRUNNERS:	Morgan Stanley, Wells Fargo Securities, BofA Securities, J.P. Morgan
CO-MANAGERS:	Academy Securities and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

Class	Expected Ratings (Fitch/S&P/M*DBRS)	Available Size ($MM)	Spread	Coupon	Yield	$ Price
X-A	AAAsf/AAA(sf)/AAA(sf)	$498.584	J+135	0.92097%	5.76751%	5.5807
X-B	A-sf/NR/A(high)(sf)	$146.904	J+122	0.43546%	5.66231%	2.5258

POOL BALANCE	$749,750,703
NUMBER OF LOANS/PROPERTIES	70 / 79
WA MORTGAGE INT. RATE	6.2187%
WA CUT-OFF LTV	47.2%
WA UW NCF DSCR	3.16x
WA UW NOI DEBT YLD	21.9%
WA ORIG TERM TO MATURITY	120
WA ORIG AMORTIZING TERM	117
TEN LARGEST LOANS	57.1%
LOAN SELLERS	MSMCH (41.3%), JPMCB (20.3%), NCB (18.3%), WFB (12.9%), BANA (7.2%)
TOP 5 STATES	NY (36.2%), CA (14.1%), WA (7.2%), AK (6.6%), VA (6.2%)
TOP 5 PROPERTY TYPES	MF (24.5%), RT (19.4%), OF (17.1%), HT (13.8%), SS (11.0%)

RISK RETENTION	Eligible vertical interest

MASTER SERVICER	Trimont LLC and National Cooperative Bank, N.A.
SPECIAL SERVICER	CWCapital Asset Management LLC and National Cooperative Bank, N.A.
TRUSTEE	Deutsche Bank National Trust Company
CERT ADMIN	Computershare Trust Company, National Association
TRUST ADVISOR	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP	An affiliate of Blackstone Real Estate Services LLC

EXPECTED SETTLEMENT:	July 07, 2026

***The depositor has filed a registration statement (including a prospectus) with the SEC (File No. 333-282944) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com.*****

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED.  IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT.  AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY.  ****

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ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED.  SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****